Exhibit 5.1

Opinion of Stoel Rives LLP

May 3, 2011

Board of Directors

RadiSys Corporation

5445 NE Dawson Creek Rd.

Hillsboro, OR 97124

We have been requested by RadiSys Corporation, an Oregon corporation, (the “Company”) to deliver this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 covering 600,000 shares of its common stock (the “Shares”) issuable under the RadiSys Corporation Inducement Stock Plan for CCPU Employees (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation validly existing under the laws of the state of Oregon; and

2. The Shares are authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company or the Administrator (as defined in the Plan) and upon receipt by the Company of any consideration to be paid or delivered in connection with such issuance, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP

Stoel Rives LLP